EXHIBIT 10.6

                              EMPLOYMENT AGREEMENT

         This EMPLOYMENT AGREEMENT ("Agreement") is made and entered into by and between UNISERVICE CORPORATION, a corporation organized and existing under the laws of the State of Florida and having its executive offices at 1900 Glades Road, Suite 351, Boca Raton, Florida 33431 ("Company"), and RICARDO VILENSKY, whose address is Carmencita #23, Office 1002, Santiago, Chile ("Mr. Vilensky") on January 5, 1998, but shall be effective as of the effective date of the initial public offering of the Company's securities ("Effective Date") pursuant to a registration statement filed with the Securities and Exchange Commission on Form SB-2 ("IPO").

                               W I T N E S S T H:

         WHEREAS, Mr. Vilensky is currently serving as President and Chief Executive Officer of the Company and as Chairman of the Company's Board of Directors (the "Board"); and

         WHEREAS, the Company desires to secure for itself the continued availability of Mr. Vilensky's services; and

         WHEREAS, for purposes of securing for the Company Mr. Vilensky's services, the Board has approved and authorized the execution of this Agreement with Mr. Vilensky on the terms and conditions set forth herein; and

         WHEREAS, Mr. Vilensky is willing to continue to make his services available to the Company on the terms and conditions set forth herein;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and obligations hereinafter set forth, the Company and Mr. Vilensky hereby agree as follows:

         SECTION 1.  EMPLOYMENT

         The Company hereby agrees to continue the employment of Mr. Vilensky and Mr. Vilensky hereby agrees to continue such employment during the period and upon the terms and conditions set forth in this Agreement.

         SECTION 2.  EMPLOYMENT PERIOD

         Except as otherwise provided in this Agreement to the contrary, the terms and conditions of this Agreement shall be and remain in effect during the period of employment ("Employment Period") established under this Section 2. The Employment Period shall be for a term of three (3) years commencing on the Effective Date and shall automatically be extended for each successive year thereafter unless (i) the parties mutually agree in writing to alter or amend the terms of the Agreement; or (ii) one or both of the parties exercises their right, pursuant to this Agreement, to terminate this employment relationship.

         SECTION 3.  DUTIES

         Mr. Vilensky shall serve as President and Chief Executive Officer of the Company. Mr. Vilensky's responsibilities, duties and authority as President and Chief Executive Officer of the Company shall, subject to the direction of the Board and the By-laws of the Company and any applicable provisions of the Florida Business Corporation Act ("Corporation Act"), be those commonly associated with such position and shall include, but shall not be limited to, the employment, general supervision and direction of all operating officers, the employment, general supervision and direction of the Company's personnel and planning for the Company's long-term needs and objectives. Mr. Vilensky shall be responsible for the general supervision and management of the business affairs of the Company, and, under authority given to him by the Board, shall execute documents in the name of the Company and do such other official acts on behalf of the Company as are appropriate and permitted by the By-laws of the Company. Mr. Vilensky shall serve as President and Chief Executive Officer of any and all subsidiaries hereafter created by the Company during the Employment Period without additional compensation therefor.

         SECTION 4.  COMPENSATION

         (a) BASE SALARY. In consideration for the services rendered by Mr. Vilensky under this Agreement, the Company shall pay to Mr Vilensky a salary at an annual rate equal to Eighty Thousand Dollars ($80,000.00). The annual salary payable under this Section 4(a) shall be paid in approximately equal installments in accordance with the Company's customary payroll practices.

         (b) BONUSES. In addition to the salary provided under Section 4(a), Mr. Vilensky shall be entitled to receive a bonus (initially for the first year of this Agreement of up to $100,000), at the times and in the amounts and determined in such reasonable manner as may be prescribed by the Board from time to time.

         (c) ADDITIONAL ANNUAL COMPENSATION. In addition to the salary provided under Section 4(a) and the Bonuses provided under Section 4(b), Mr. Vilensky shall be entitled to receive additional annual compensation of $90,000 which includes (i) $15,000 for school expenses for Mr. Vilensky's children, (ii) $10,000 for entertainment, (iii) $20,000 for travel, (iv) $20,000 for medical reimbursement, and (v) $28,000 for automobile expenses, including the cost of vehicle, maintenance and insurance.

         (d) ISAPRE. In addition to the compensation described in Sections 4(a),
(b) and (c) above, Mr. Vilensky shall also be entitled to receive social security benefits pursuant to Chilean law including without limitation, to the Institutions and Provisional Health (ISAPRE) and Administrators of Pension Funds
(AFP).

         SECTION 5.  EMPLOYEE BENEFIT PLANS AND PROGRAMS

         (a) Mr. Vilensky shall be entitled to a minimum of four (4) weeks of paid vacation in each calendar year, all of which shall be deemed accrued, earned and available for use on the first day of the year.

         (b) The Company shall also purchase or lease, for Mr. Vilensky's exclusive use, a beeper and cellular telephone of his choice and shall pay, or reimburse Mr. Vilensky for his payment of, all charges relating thereto.

         (c) Except as otherwise provided in this Agreement, Mr. Vilensky shall, during the Employment Period, be entitled to participate in and receive benefits under the Company's group life, health (including hospitalization, medical and major medical), dental, accident and long term disability insurance plans, and such other employee benefit plans and programs, including, but not limited to, any pension plans, incentive compensation plans or programs (whether or not employee benefit plans or programs), and any stock option and appreciation rights plan, employee stock ownership plan and restricted stock plan, as may from time to time be maintained by, or cover executive and/or employees of, the Company, in accordance with the terms and conditions of such benefit plans and programs and compensation plans and programs and with the Company's customary practices.

         SECTION 6.  INVESTMENTS AND OTHER BUSINESS INTERESTS

         Mr. Vilensky may engage in personal business and investment activities for his own account including, without limitation, serving on boards of directors and engaging in charitable and community affairs; provided, however, that such personal business and investment activities shall not materially interfere with the performance of his duties under this Agreement and shall in all events be subject to the provisions of Section 10 hereof.

         SECTION 7.  WORKING FACILITIES AND EXPENSES

         Mr. Vilensky's principal place of employment shall be at the Company's executive offices at the address first above written, or at such other location as the Company and Mr. Vilensky may mutually agree upon. The Company shall provide Mr. Vilensky at his principal place of employment with a private office, secretarial services and other support services and facilities suitable to his position with the Company and necessary or appropriate in connection with the performance of his assigned duties under this Agreement. The Company shall reimburse Mr. Vilensky for his ordinary and necessary business expenses, including, without limitation, fees for memberships in one business or social club of his choice (up to maximum cost of $5,000 per year) and in such other clubs and organizations as Mr. Vilensky and the Company shall mutually agree are necessary and appropriate for business purposes, and his travel and entertainment expenses incurred in connection with the performance of his duties under this Agreement upon presentation to the Company of an itemized account of such expenses in such form as the Company may reasonably require.

         SECTION 8.  TERMINATION OF EMPLOYMENT WITH COMPANY LIABILITY

         (a) In the event that Mr. Vilensky's employment with the Company shall terminate during the Employment Period on account of:

                  (i) Mr. Vilensky's voluntary resignation from employment with the Company within ninety (90) days after the occurrence, without the express written consent of Mr. Vilensky, of any of the following:

                           (A) the failure of the Company's Board to appoint or re-appoint or elect or re-elect Mr. Vilensky to the offices of President and Chief Executive Officer (or a more senior office) of the Company;

                           (B) the failure of the stockholders of the Company to elect or re-elect Mr. Vilensky as Chairman of the Board and a Director of the Company;

                           (C) a material failure of the Company, whether by amendment of the Company's Articles of Incorporation or By-laws, action of the Board or the Company's stockholders or otherwise, to vest in Mr. Vilensky the functions, duties, or responsibilities prescribed in
         Section 3 of this Agreement or the By-Laws of the Company or any significant change in any of the foregoing;

                           (D) a material breach of this Agreement by the Company;

                           (E) a "Change of Control" (as hereinafter defined) of the Company; as used herein, a "Change of Control" shall mean:

                                    (a) individuals who as of the date hereof
                  constitute the Board (the "Incumbent Board") cease for any reason to constitute a majority of the Board other than through action by the Board in creating and filling vacancies on the Board; or

                                    (b)     either

                                             (i) the acquisition, after the
                           completion of the IPO, by any individual, entity or group (within the meaning of Section 13 (d)(3) or 14
                           (d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (a "Person"), of beneficial ownership (within the meaning of Rule 1 3d-3 promulgated under the Exchange Act) of voting securities of the Company where such acquisition causes such Person to own 35% or more of the outstanding voting securities of the Company ("Securities Acquisition"); or

                                             (ii) the approval by the
                           stockholders of the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company ("Business Combination"), unless pursuant to such Securities Acquisition or Business Combination (A) all or substantially all of the individuals and entities who were the beneficial owners of the outstanding voting securities of the Company prior to the Securities Acquisition or Business Combination beneficially own more than 66-2/3 % of the then outstanding voting securities of the Company (if it is the surviving corporation) or the surviving corporation (if it is other than the Company) in substantially the same proportions as their ownership immediately prior to the Securities Acquisition or Business Combination, and (B) at least a majority of the members of the Board of the surviving corporation were members of the Incumbent Board immediately prior to the Securities Acquisition or Business Combination;

                           (F) a five percent (5%) reduction in Mr. Vilensky's compensation below the salary in effect immediately prior to such reduction;

                           (G) a material reduction of Mr. Vilensky's benefits under any employee benefit plan, program or arrangement (for Mr. Vilensky individually or as part of a group) of the Company as then in effect or as in effect on the effective date of the Agreement, which reduction shall not be effectuated for similarly situation employees of the Company; or

                           (H) failure by a successor company to assume the obligations under the Agreement; or

                  (ii) the discharge of Mr. Vilensky by the Company for any reason other than for "cause" as provided in Section 9(a);

then the Company shall provide the benefits and pay to Mr. Vilensky the amounts provided for under Section 8(b). Notwithstanding anything contained herein to the contrary, the Company shall not be liable for the payments and benefits under Section 8(b) in the case of (a) a resignation described in Section 8(a)(i)(C) or (1) for reasons other than failure to pay compensation due hereunder unless Mr. Vilensky has given written notice to the Company of its breach and the Company fails to cure such breach within thirty (30) days thereafter or Mr Vilensky has, within the twelve (12) month period ending on the date of his resignation, given the Company written notice of a substantially similar breach which was subsequently cured, or (b) Mr. Vilensky's employment with the Company shall terminate under circumstances described in this Section 8(a) which Mr. Vilensky has directly and willfully caused to occur.

         (b) Upon the termination of Mr. Vilensky's employment with the Company under circumstances described in Section 8(a) of this Agreement, the Company shall pay and provide to Mr Vilensky (or, in the event of his death, to his estate):

                  (i) his earned but unpaid salary as of the date of the termination of his employment with the Company, and his earned but unpaid bonus as of the date of his termination, pro-rated for the fiscal quarter during which his termination occurs (based on the number of days that he was in the Company's employ during such fiscal quarter) if the termination is other than on the last day of a fiscal quarter;

                  (ii) except as provided in Section 8(b)(iv), the benefits, if any, to which he is entitled as a former employee under the employee benefit plans and programs and compensation plans and programs maintained for the benefit of the Company's officers and employees;

                  (iii) continued life, health (including hospitalization, medical and major medical), dental, accident and long term disability insurance benefits, in addition to that provided pursuant to Section 8(b)(ii), and after taking into account the coverage provided by any subsequent employer, if and to the extent necessary to provide for Mr. Vilensky for the remaining unexpired Employment Period, coverage equivalent to the coverage to which he would have been entitled if he had continued working for the Company during the remaining unexpired Employment Period at the highest annual rate of compensation achieved during that portion of the Employment Period which is prior to Mr. Vilensky's termination of employment with the Company;

                  (iv) within thirty (30) days following his termination of employment with the Company and in lieu of any monetary payments to which he may be entitled under any severance pay plan, program or policy, a lump sum payment, in an amount equal to the present value of the salary that Mr. Vilensky would have earned at the rate set forth in
         Section 4(a) if he had continued working for the Company during the remaining unexpired Employment Period, where such present value is to be determined using a discount rate of six percent (6%) per annum, compounded monthly (or the compounding period corresponding to the Company's regular payroll periods with respect to its officers, if not monthly), such lump sum to be paid in lieu of all other payments of salary provided for under this Agreement in respect of the period following any such termination (other than the additional severance payment provided for in Section 8(c) as set forth therein);

                  (v) within thirty (30) days following his termination of employment with the Company, a lump sum payment in an amount equal to the excess, if any, of: (A) the present value of the benefits to which he would be entitled under any benefit plans maintained by, or covering employees of, the Company if he were 100% vested thereunder and had continued working for the Company during the remaining unexpired employment period at the highest annual rate of compensation achieved during that portion of the Employment Period which is prior to Mr. Vilensky's termination of employment with the Company, over (B) the present value of the benefits to which he is actually entitled under any benefit plans maintained by, or covering employees of, the Company as of the date of his termination, where such present values are to be determined using a discount rate of six percent (6%) per annum, compounded monthly;

                  (vi) within thirty (30) days following his termination of employment with the Company a lump sum cash payment in the amount of the payments that would have been made to Mr. Vilensky (in cash and stock) under Section 4(b) of this Agreement if he had continued working for the Company during the remaining unexpired Employment Period and had earned an annual bonus payment for each fiscal quarter equal to the highest amount, if any, actually paid to Mr. Vilensky for any fiscal quarter pursuant to Section 4(b);

                  (vii) at the election of Mr. Vilensky made within thirty (30) days following his termination of employment with the Company, upon the surrender of options or appreciation rights issued to Mr. Vilensky under any stock option and appreciation rights plan or program or restricted stock plan maintained by, or covering employees of, the Company, a lump sum payment in an amount equal to the product of:

                                    (A) in the case of a stock option or
                  appreciation rights plan or program:

                                            (I) the excess of (A) the fair
                           market value of a share of stock of the same class as the stock subject to the option or appreciation right, determined as of the date of termination of employment, over (B) the exercise price per share for such option or appreciation right, as specified in or under the relevant plan or program; multiplied by

                                            (II) the number of shares with
                           respect to which options or appreciation rights are being surrendered; and

                                    (B) in the case of a restricted stock plan:

                                             (I) the fair market value of a
                           share of stock of the same class of stock granted under such plan, determined as of the date of Mr Vilensky's termination of employment; multiplied by

                                            (II) the number of shares which are
                           being surrendered.

For purposes of this Section 8(b)(vii) and for purposes of determining Mr. Vilensky's right following his termination of employment with the Company to exercise any options or appreciation rights not surrendered pursuant hereto, Mr. Vilensky shall be deemed fully vested in all options and appreciation rights under any stock option or appreciation rights plan or program maintained by, or covering employees of, the Company, even if he is not vested under such plan or program.

         (c) In the event that a termination of employment occurs pursuant to
Section 8(a) on or after November 1, 1999, then in addition to all of the payments and benefits which the Company shall pay or provide pursuant to Section 8(b), the Company shall also pay to Mr. Vilensky (or his estate, as applicable) within thirty (30) days following his termination of employment, the following severance payments:

                  (A) a lump sum cash payment in an amount equal to the difference between the amounts actually paid relating to Mr. Vilensky's salary under Section 8(b) and an amount equal to two (2) times Mr Vilensky's annual salary, based upon the greater of Mr. Vilensky's salary (i) immediately prior to the effective date of termination or
         (ii) as of ninety (90) days prior to the effective date of termination; plus

                  (B) a lump sum cash payment in an amount equal to the highest annual bonus payment, if any, that was actually paid to Mr. Vilensky (in cash and stock) for any fiscal year pursuant to Section 4(b).

         (d) The Company and Mr. Vilensky hereby stipulate that the damages which may be incurred by Mr. Vilensky following any termination of employment pursuant to Section 8(a) are not capable of accurate measurement as of the date first above written and that the payments and benefits contemplated by Section 8(b) and 8(c) constitute reasonable damages under the circumstances and shall be payable without any requirement of proof of actual damage and without regard to Mr. Vilensky's efforts, if any, to damages.

         (e) In the event of the death of Mr. Vilensky during the Employment Period of the Agreement, salary shall be paid to Mr Vilensky's designated beneficiary, or, in the absence of such designation, to the estate or other legal representative of Mr. Vilensky for a period of up to the date of death. Other death benefits will be determined in accordance with the terms of the Company's benefit programs and plans.

         (f) In the event of Mr. Vilensky's disability, as hereinafter defined, Mr. Vilensky shall be entitled to compensation in accordance with the Company's disability compensation practice for senior executives, including any separate arrangement or policy covering Mr. Vilensky, but in all events Mr. Vilensky shall continue to receive Mr. Vilensky's salary for a period, at the annual rate in effect immediately prior to the commencement of disability, of not less than 180 days from the date on which the disability has been deemed to occur as hereinafter provided below. "Disability" for the purposes of this Agreement, shall be deemed to have occurred in the event (A) Mr. Vilensky is permanently unable by reason of sickness or accident to perform Mr. Vilensky's duties under this Agreement for a continuous period of 180 days. Termination due to disability shall be deemed to have occurred upon the first day of the month following the determination of disability as defined in the preceding sentence.

         (g) In the event of termination as a result of Mr. Vilensky's death or disability, and in addition to the payments set forth in Sections 8(e) or 8(f), as the case may be, Mr. Vilensky (or his estate) shall also be paid his earned but unpaid bonus as of the date of his termination, pro-rated for the fiscal quarter during which his termination occurs (based on the number of days he was in the Company's employ during such fiscal quarter) if the date of termination is other than on the last day of a fiscal quarter; and the provisions of such other benefits, if any, to which he is entitled as a former employee under this Agreement and the employee benefit plans and programs and compensation plans and programs maintained by, or covering employees of, the Company.

         SECTION 9.  TERMINATION WITHOUT ADDITIONAL COMPANY LIABILITY

         In the event that Mr. Vilensky's employment with the Company shall terminate during the Employment Period on account of:

         (a) the discharge of Mr. Vilensky for "cause" which, for purposes of this Agreement, shall mean his repeated and gross negligence in the fulfillment of, or repeated failure of Mr. Vilensky to fulfill, his material obligation under this Agreement, in either event after due written notice thereof (which notice requirement shall be deemed satisfied if due written notice of a substantially similar act or omission shall have been given within three (3) months prior to such discharge), or willful misconduct by Mr. Vilensky in respect of his obligations hereunder, or his conviction of a felony under the laws of the United States or any State, but only if such gross negligence, repeated failure, willful misconduct or conviction materially impairs his ability to effectively perform his duties under this Agreement; provided, however, that cause shall not include, without limitation:

                  (i) the refusal by Mr. Vilensky of an assignment not consistent with the status, titles and reporting requirements set forth herein or contemplated hereby; or

                  (ii) bad judgment or negligence of Mr. Vilensky; or

                  (iii) any act or omission (other than one constituting a material breach of trust committed in willful and reckless disregard of the interests of the Company and undertaken for personal gain) in respect of which a determination could properly have been made by the Board that Mr. Vilensky met the applicable standard of conduct prescribed for indemnification or reimbursement under the By-Laws of the Company or the laws of the State in which the Company is then chartered, in each case in effect at the time of such act or omission; or

                  (iv) any act or omission with respect to which notice of termination is given more than three (3) months after the earliest date on which any non-employee director of the Company who was not a party to such act or omission knew or should have known of such act or omission; or

         (b) Mr. Vilensky's voluntary resignation from employment with the Company for reasons other than those specified in Section 8(a)(i);

then the Company shall have no further obligations under this Agreement, other than the payment to Mr. Vilensky of his earned but unpaid salary as of the date of the termination of his employment; his earned but unpaid bonus as of the date of his termination, pro-rated for the fiscal quarter during which his termination occurs (based on the number of days he was in the Company's employ during such fiscal quarter) if the date of termination is other than on the last day of a fiscal quarter; and the provisions of such other benefits, if any, to which he is entitled as a former employee under this Agreement and the employee benefit plans and programs and compensation plans and programs maintained by, or covering employees of, the Company.

         SECTION 9A. SEVERANCE AT EXPIRATION OF EMPLOYMENT PERIOD

         In the event that at the expiration of the Employment Period, Mr Vilensky's employment is not continued for any reason, then the Company shall pay to Mr. Vilensky (or his estate, as applicable) his earned but unpaid salary as of the date of the termination of his employment and his earned but unpaid bonus, if any, as of the date of his termination, pro-rated for the fiscal quarter during which his termination occurs (based on the number of days he was in the Company's employ during such fiscal quarter) if the date of termination is other than on the last day of a fiscal quarter; shall provide to Mr. Vilensky all of the benefits, if any, to which he is entitled as a former employee under this Agreement and the employee benefit plans and programs and compensation plans and programs maintained by, or covering employees of, the Company; and, in addition, shall pay to Mr. Vilensky an amount equal to the aggregate of the highest salary and bonus earned by Mr. Vilensky during any calendar year during the Employment Period.

         SECTION 10.  COVENANT NOT TO COMPETE

         Mr. Vilensky hereby covenants and agrees that, during the Employment Period and in the event of his termination of employment with the Company prior to the expiration of the Employment Period, for a period of one (1) year following the date of his termination of employment with the Company (or, if less, for the remaining unexpired Employment Period), he shall not, without the written consent of the Company, become an officer, employee, consultant, director or trustee of any entity, or any direct or indirect subsidiary or affiliate of any such entity, that directly or indirectly competes with this Company in providing services to the gay community in any market area in which it is active; provided, however, that this Section 10 shall not apply if Mr. Vilensky's employment is terminated for the reasons set forth in Section 8(a); and, provided, further, that if Mr. Vilensky's employment shall be terminated on account of disability as provided in Section 9(d) of this Agreement, this
Section 10 shall not prevent Mr. Vilensky from accepting any position or performing any services if (a) he first offers, by written notice, to accept a similar position with, or perform similar services for, the Company on substantially the same terms and conditions and (b) the Company declines to accept such offer within ten (10) days after such notice is given.

         SECTION 11.  CONFIDENTIALITY PROPRIETARY INFORMATION

         (a) Unless he obtains the prior written consent of the Company (which consent shall not be unreasonably withheld), Mr. Vilensky shall keep confidential and shall refrain from using for the benefit of any person or entity other than the Company or any entity which is a subsidiary of the Company or of which the Company is a subsidiary, any material document or information obtained from the Company, or from its parent or subsidiaries, in the course of his employment with any of them concerning their properties, operations or business (unless such document or information is readily ascertainable from public or published information or trade sources or has otherwise been made available to the public through no fault of his own) until the same ceases to be material (or becomes so ascertainable or available); provided, however, that nothing in this Section 11 shall prevent Mr. Vilensky, with or without the Company's consent, from participating in or disclosing documents or information in connection with any judicial or administrative investigation, inquiry or proceeding to the extent that such participation or disclosure is required under applicable law.

         (b) Mr. Vilensky acknowledges that during the course of his employment with the Company he may develop or otherwise acquire papers, files or other records involving or relating to confidential or secret processes, formulas, discoveries, inventions, machinery, plans, design information of any kind, devices, material, research, new product development, customers or customer lists. All such papers, files and other records shall be the exclusive property of the Company and shall, together with any and all copies thereof, be returned to the Company upon Mr Vilensky's termination of employment.

         SECTION 12.  SOLICITATION

         Mr. Vilensky hereby covenants and agrees that in the event of his termination of employment with the Company prior to the expiration of the Employment Period, for a period of one (1) year following his termination of employment with the Company (or, if less, the remaining unexpired Employment Period), he shall not, without the written consent of the Company, either directly or indirectly:

         (a) solicit, offer employment to, or take any other action intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any officer or employee of the Company (other than a member of Mr. Vilensky's family) or any subsidiary of the Company to terminate his or her employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any entity that directly or indirectly competes with this Company in any market area in which it is then active;

         (b) provide any information, advice or recommendation with respect to any officer or employee of the Company (other than a member of Mr. Vilensky's Family) or any subsidiary of the Company to any entity engaged or to be engaged in the same or competing business with the Company that is intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any such officer or employee to terminate his or her employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any entity that directly or indirectly competes with the Company in any market area in which it is then active; provided, however, that nothing in this Section 12(b) shall be construed as prohibiting Mr. Vilensky from serving as a reference if so requested by an officer or employee of the Company or subsidiary of the Company;

         (c) solicit, provide any information, advice or recommendation or take any other action intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any customer of the Company with which Mr. Vilensky has had substantial contact to terminate an existing business or commercial relationship with the Company;

provided, however, that this Section 12 shall not apply if Mr. Vilensky's employment is terminated for any of the reasons set forth in Section 8(a). Nothing in this Section 12 shall prevent Mr Vilensky from directly or indirectly advertising employment opportunities or disseminating marketing materials through newspapers of general circulation or other mass media.

         SECTION 13.  NO EFFECT ON EMPLOYEE BENEFIT PLANS OR PROGRAMS

         The termination of Mr. Vilensky's employment during the term of this Agreement or thereafter, whether by the Company or by Mr. Vilensky, shall have no effect on the rights and obligations of the parties hereto, which shall continue for a period of two (2) years after Mr. Vilensky's termination under the Company's pension plan, group life, health (including hospitalization, medical and major medical), dental, accident and long term disability insurance plans or such other employee benefit plans or programs, or compensation plans or programs (whether or not employee benefit plans or programs) and any stock option and appreciation rights plan, employee stock ownership plan and restricted stock plan, as may be maintained by, or cover employees of, the Company from time to time.

         SECTION 14.  INDEMNIFICATION AND ATTORNEYS' FEES

         The Company shall provide Mr. Vilensky with payment of legal fees and indemnification to the maximum extent permitted from time to time by the Corporation Act or other applicable laws or regulations. Mr. Vilensky shall continue to be covered by the Articles of Incorporation and/or the Bylaws of the Company with respect to matters occurring on or prior to the date of termination of Mr. Vilensky's employment with the Company, subject to all the provisions of Florida and Federal law and the Articles of Incorporation and Bylaws of the Company then in effect. The Company shall indemnify and hold harmless Mr. Vilensky against reasonable costs, including, without limitation, legal fees and expenses, incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved to defend or enforce the terms of this Agreement, without regard to whether Mr. Vilensky is the prevailing party in such action, suit or proceeding. Such reasonable expenses, including attorneys' fees that may be covered by the Articles of Incorporation and/or Bylaws of the Company shall be paid by the Company on a current basis in accordance with such provision, the Company's Articles of Incorporation and applicable law. To the extent that any such payments by the Company pursuant to the Company's Articles of Incorporation and/or Bylaws may be subject to repayment by Mr. Vilensky pursuant to the provisions of the Company's Articles of Incorporation or Bylaws, or pursuant to applicable law, such repayment shall be due and payable by Mr. Vilensky to the Company within twelve (12) months after the termination of all proceedings, if any, which relate to such repayment and to the Company's affairs for the period prior to the date of termination of Mr. Vilensky's employment with the Company and as to which Mr. Vilensky has been covered by such applicable provisions.

         SECTION 15.  EXCISE TAX

         (a) If, in connection with the termination of Mr. Vilensky's employment, Mr. Vilensky shall be liable for the payment of an excise tax under
Section 4999 of the Code with respect to any payment of money or property made by the Company, the Company shall pay to Mr. Vilensky an amount to indemnify Mr. Vilensky against such excise tax and against any additional income and excise taxes imposed on him as a result of such indemnification. With respect to any payment that is made to Mr. Vilensky under the terms of this Agreement in the year of his termination of employment and on which an excise tax under Section 4999 of the Code will be assessed, the payment determined under this Section 15(a) shall be made to Mr. Vilensky not later than thirty (30) days following his termination of employment. With respect to any payment made under the terms of this Agreement in any other year and on which an excise tax under Section 4999 of the Code will be assessed, the payment under this Section 15(a) shall be made to Mr. Vilensky not later than December 31 st of the year in which the payment on which such excise tax will be assessed is made to Mr. Vilensky or, if earlier, the date on which such tax is required to be remitted to the Internal Revenue Service The payments made by the Company under this Section 1 5(a) shall be determined by the Company on the basis of advice from the firm of independent certified public accountants regularly retained by the Company to audit its books and shall be subject to subsequent adjustment as provided in Section 15(b).

         (b) In the event that Mr. Vilensky's liability for the excise tax under
Section 4999 of the Code for a taxable year is subsequently determined to be different than the amount paid for such year pursuant to Section 15(a), Mr Vilensky or the Company, as the case may be, shall pay to the other party at the time that the amount of such excise tax is finally determined, an appropriate amount, plus interest, such that the payment made under Section 15(a), when increased by the amount of the payment made to Mr. Vilensky under this Section 15(b) by the Company, or when reduced by the amount of the payment made to the Company under this Section 15(b) by Mr. Vilensky, equals the amount finally determined to have been properly payable to Mr. Vilensky under Section 15(a). The interest paid under this Section 15(b) shall be determined at the rate provided under Section 1274(b)(2)(B) of the Code. To confirm that the proper amount, if any, was paid to Mr. Vilensky under this Section 15, Mr. Vilensky shall furnish to the Company a copy of each tax return which reflects a liability for an excise tax payment under Section 4999 of the Code with respect to a payment made by the Company, at least twenty (20) days before the date on which such return is required to be filed with the Internal Revenue Service. If Mr. Vilensky fails to furnish any such return by the prescribed date, then (i) the Company's payment obligation hereunder shall be deferred until twenty (20) days after the date on which such return is actually furnished and (ii) the Company shall have no liability to indemnify Mr. Vilensky against any excess tax payment which the Company reasonably believes to have been made in error.

         SECTION 16.  SUCCESSORS AND ASSIGNS; SURVIVORSHIP

         This Agreement will inure to the benefit of and be binding upon Mr. Vilensky, his legal representatives, heirs and assigns, and the Company, its respective successors and assigns, including any successor by merger or consolidation or a statutory receiver or any other person or firm or corporation to which all or substantially all of the respective assets and business of the Company may be sold or otherwise transferred.

         SECTION 17.  WAIVER

         Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant, or condition. A waiver of any provision of this Agreement must be made in writing, designated as a waiver, and signed by the party against whom its enforcement is sought. Any waiver or relinquishment of any right or power hereunder at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

         SECTION 18.  NOTICES

         Any communication required or permitted to be given under this Agreement, including any notice, direction, designation, consent, instruction, objection or waiver, shall be in writing and shall be deemed to have been given at such time as it is delivered personally, or five (5) days after mailing if mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed to such party at the address listed below or at such other address as one such party may by written notice specify to the other party:

         If to Mr. Vilensky:

         Carmencita #23, Office 1002
         Santiago, Chile

         If to the Company:

         Uniservice Corporation
         1900 Glades Road, Suite 351
         Boca Raton, Florida 33431
         Attention: Corporate Secretary
         with copy to:

         Atlas, Pearlman, Trop & Borkson, P.A.
         200 East Las Olas Boulevard
         Suite 1900
         Fort Lauderdale,Florida 33301
         Attention: Gayle Coleman, Esq.

         SECTION 19.  SEVERABILITY

         A determination that any provision of this Agreement is invalid or unenforceable shall not affect the validity or enforceability of any other provision hereof.

         SECTION 20.  COUNTERPARTS

         This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

         SECTION 21.  GOVERNING LAW

         This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Florida, without reference to conflicts of law principles.

         SECTION 22.  HEADINGS AND CONSTRUCTION

         The headings of Sections in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any Section. Any reference to a Section number shall refer to a Section of this Agreement, unless otherwise stated.

         SECTION 23.  SURVIVAL

         The rights and obligations of the Company and Mr. Vilensky under Sections 10, 11, 12, 14 and 15 of this Agreement shall survive the termination or expiration of this Agreement, notwithstanding anything contained herein to the contrary.

         SECTION 24.  EQUITABLE REMEDIES

         The Company and Mr. Vilensky hereby stipulate that monetary damages shall be an inadequate remedy for violations of Sections 10, 11 and 12, of this Agreement and agree that equitable remedies, including, without limitation, the remedies of specific performance and injunctive relief, shall be available with respect to the enforcement of such provisions.

         SECTION 25.  ENTIRE AGREEMENT, MODIFICATIONS

         This instrument contains the entire agreement of the parties relating to the subject matter hereof, and supersedes in its entirety any and all prior agreements, understandings or representations relating to the subject matter hereof. No modifications of this Agreement shall be valid unless made in writing and signed by the parties hereto.

         IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and Mr. Vilensky has hereunto set his hand, all as of the day and year first above written.

                                              __________________________________
                                              RICARDO VILENSKY

ATTEST:                                       UNISERVICE CORPORATION

By:________________________________           By:_______________________________
   Secretary                                     Name:
                                                 Title: